THE E.W. SCRIPPS COMPANY


                      Index to Exhibits


Exhibit
    No.                Item                                   Page


     12       Ratio of Earnings to Fixed Charges               E-2

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RATIO OF EARNINGS TO FIXED CHARGES                                                                            EXHIBIT 12
( in thousands )                                                       Three months ended                 Nine months ended
                                                                          September 30,                     September 30,
                                                                     1996             1995              1996             1995

EARNINGS AS DEFINED:
Earnings from operations before income taxes after
     eliminating undistributed earnings of 20%- to
     50%-owned affiliates                                        $   43,362       $   32,871        $  132,404       $  125,356
Fixed charges excluding capitalized interest and
     preferred stock dividends of majority-owned
     subsidiary companies                                             3,548            3,267             8,873           11,293

Earnings as defined                                              $   46,910       $   36,138        $  141,277       $  136,649

FIXED CHARGES AS DEFINED:
Interest expense, including amortization of
     debt issue costs                                            $    2,713       $    2,441        $    6,350       $    8,623
Interest capitalized                                                    158              183               567              270
Portion of rental expense representative
     of the interest factor                                             835              826             2,523            2,670
Preferred stock dividends of majority-owned
     subsidiary companies                                                20               20                60               60

Fixed charges as defined                                         $    3,726       $    3,470        $    9,500       $   11,623

RATIO OF EARNINGS TO FIXED CHARGES                                    12.59            10.41             14.87            11.76
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